UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 8, 2008

GVI SECURITY SOLUTIONS, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-21295	77-0436410
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

2801 Trade Center Drive, Suite 120, Carrollton, Texas		75007
(Address of principal executive office)		(Zip Code)

Registrant’s telephone number, including area code: (972) 245-7353

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13c-4(c))

Item 3.02	Unregistered Sale of Equity Securities.

On January 9, 2008 we issued a three-year warrant to purchase 300,000 shares of Common Stock, at an exercise price of $1.15 per share, to our investor relations consultant. The warrant was issued pursuant to the terms of an engagement agreement we entered into with the consultant on that date. The issuance of the warrant was exempt from registration under Section 4(2) of the Securities Act of 1933, as amended.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(a) On January 8, 2008, David Weiner resigned from our Board of Directors. Following Mr. Weiner’s resignation, Steven Walin, our Chief Executive Officer, was appointed Chairman of the Board.

(e) On January 8, 2008, we entered into amendments to our Employment Agreements with Steve Walin, our Chief Executive Officer, and Joseph Restivo, our Chief Operating Officer and Chief Financial Officer. Under these amendments, the term of employment for each of Steve Walin and Joseph Restivo has been extended to December 31, 2011. The amendments also extend the period following a “Change in Control,” from 12 months to 18 months, within which Messrs. Walin and Restivo are entitled to increased severance (consisting of, among other things, a payment equal to 200% of annual base salary), in the event they are terminated “Without Cause” or resign for “Good Reason.” Mr. Restivo’s amendment additionally provides that he will receive a cash payment of $75,000 to cover his relocation expenses in the event he is terminated “Without Cause” or resigns for “Good Reason” (whether before or after a “Change in Control”).

Item 9.01.	Financial Statements and Exhibits.

Exhibit 10.1	Amendment to Employment Agreement between GVI Security Solutions, Inc. and Steven Walin dated as of January 8, 2008

Exhibit 10.2	Amendment to Employment Agreement between GVI Security Solutions, Inc. and Joseph Restivo dated as of January 8, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 11, 2008

GVI SECURITY SOLUTIONS, INC.

By: /s/ Joseph Restivo
Name: Joseph Restivo
Title: Chief Operating Officer and Chief Financial Officer

Exhibit 10.1	Amendment to Employment Agreement between GVI Security Solutions, Inc. and Steven Walin dated as of January 8, 2008

Exhibit 10.2	Amendment to Employment Agreement between GVI Security Solutions, Inc. and Joseph Restivo dated as of January 8, 2008